Exhibit 11

                          LightPath Technologies, Inc.
                          (A Development Stage Company)

                        Computation of Net Loss Per Share

                                                                   For the Year Ended June 30
                                                               ---------------- -----------------
                                                                    1996              1995
                                                                    ----              ----
Weighted average common shares outstanding                           1,462,155           678,721
Conversion of convertible notes                                          8,851            26,859
                                                               ================ =================
Total weighted average common shares and common equivalent
shares outstanding                                                   1,471,006           705,580
                                                               ================ =================
Net loss                                                          $(2,914,905)      $(2,789,580)
Weighted average common shares and common equivalent shares
outstanding                                                          1,471,006           705,580
                                                               ================ =================
Net loss per common and common equivalent shares                      $ (1.98)                 $
                                                                                          (3.95)
                                                               ================ =================